FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES FIRST QUARTER FISCAL 2015 RESULTS

          New York, New York (October 30, 2014) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its first fiscal quarter ended September 30, 2014.

FIRST QUARTER RESULTS

          Net sales for the fiscal quarter ended September 30, 2014, were $270.4 million. On an adjusted basis, net sales were $273.1 million, a decrease of 20.5% from the prior year, or 21.1% excluding the impact of foreign currency rates. The net loss per diluted share for the fiscal quarter ended September 30, 2014, was $1.54.  On an adjusted basis, excluding non-recurring items, a one-time accretion charge of $20.1 million related to the issuance of redeemable preferred stock and a valuation allowance of $7.4 million against U.S deferred tax assets, net loss per diluted share was $0.43. The non-recurring items of $6.1 million consist of returns, markdowns and other costs associated with the Company's 2014 Performance Improvement Plan (the "2014 Improvement Plan") that was announced on June 23, 2014. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          Net sales of the Company's North America and International segments declined by 23% and 17% (at constant currency rates), respectively. These sales declines were expected and reflect continued proactive tightening of distribution globally, particularly of Elizabeth Arden branded products, in an effort to improve pricing and gross margins, and lower sales of celebrity fragrances, which primarily impacted the Company's North American business.

          E. Scott Beattie, Chairman, President and Chief Executive Officer, commented, "Our first quarter results were in-line with our expectations, with sales and earnings declines that we expected and forecasted. As we previously stated, fiscal 2015 is a rebuilding year, and during the quarter we continued to advance the key elements of our turnaround plans. We recently established a joint venture with the Chalhoub Group in the Middle East to accelerate growth in that region and expect to establish an additional joint venture for Southeast Asia in 2015. The objective of both of these joint ventures is to accelerate the commercialization of our brands in large, rapidly growing beauty markets with partners who have established sales and marketing infrastructures. Finally, with respect to our performance improvement plans, our indirect overhead savings were slightly ahead of budget for the first quarter, and we remain committed to achieving a total of $40 million to $50 million of annualized savings."

OUTLOOK

          The Company reiterates its comments regarding the outlook for fiscal 2015. Specifically, the Company expects a modest improvement in adjusted earnings for fiscal 2015 over the prior year with continued improvement in fiscal 2016, and continues to expect the following:

*

Net sales headwinds to continue for the first half of fiscal 2015, resulting primarily from continued proactive tightening of distribution and a lower level of product innovation as compared to the first half of the prior fiscal year;

*

Net sales increases in the second half of the fiscal year versus the prior year period as the year-over-year product launch comparisons moderate and the Company begins to realize the impact of improved pricing;

*	Gross margin expansion due to improved pricing, better sales mix, lower discounts and realization of reduced supply chain and product costs;
*	Lower overall selling, general and administrative expenses, with some reinvestment of 2014 Improvement Plan savings to drive future growth;
*	Improved EBITDA margins from gross margin expansion and lower selling, general and administrative expenses; and
*	Stronger cash flow from operations as a result of modestly higher earnings and lower investment in inventory.

BOARD OF DIRECTORS

          The Company also announced that M. Steven Langman and Franz-Ferdinand Buerstedde, co-founder and Managing Director, and Managing Director of Rhône Group L.L.C., respectively, have been elected to its board of directors effective October 28, 2014 by the holders of the Company's outstanding preferred stock. Mr. Langman also will serve as the Company's lead independent director effective December 1, 2014, and has joined the Compensation and Nominating and Corporate Governance Committees of the board. The Company also announced that J. W. Nevil Thomas will retire as a member of the board as of the Company's 2014 Annual Shareholder Meeting.

          Mr. Langman co-founded Rhône Group, a private equity firm, in 1996 and since that time has served as Managing Director. Prior to 1996, Mr. Langman was Managing Director of Lazard Frères & Co. LLC, where he specialized in mergers and acquisitions, working in both London and New York, and in the mergers and acquisition group of Goldman, Sachs & Co. Mr. Langman currently serves on the boards of a number of companies and also served on the board of Coty Inc. from January 2011 until June 2014.  Mr. Buerstedde joined Rhône Group in 2004, where he has served as a Managing Director since January 2011. Prior to 2004, Mr. Buerstedde worked in the mergers and acquisitions group at Citibank in London. Mr. Buerstedde also currently serves on the boards of a number of companies.

          "We are delighted to add Steve and Franz to Elizabeth Arden's board of directors," commented Mr. Beattie. "Their extensive financial and global consumer product experience will be a tremendous asset for our Company and its shareholders. I would also like to thank Nevil for more than 22 years of dedicated service and remarkable contributions to our Company. Nevil has been integral to the growth and success of our Company and has provided the board and me invaluable advice and guidance during his tenure."

The Company will host a conference call today, October 30, 2014 at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until November 30, 2014.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The Company's brand portfolio includes Elizabeth Arden skincare, color and fragrance products; its professional skin care lines, Elizabeth Arden Rx and Elizabeth Arden PRO; the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Jennifer Aniston, Justin Bieber, Mariah Carey, Nicki Minaj, and Taylor Swift; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Ed Hardy, John Varvatos, Lucky Brand, Rocawear and Wildfox Couture; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended

	September 30,	September 30,
	2014	2013

Net Sales	$270,378	$343,609

Cost of Goods Sold:
Cost of Sales	161,326	193,674
Depreciation Related to Cost of Goods Sold	1,999	1,830

Total Cost of Goods Sold	163,325	195,504

Gross Profit	107,053	148,105
Gross Profit Percentage	39.6%	43.1%

Selling, General and Administrative Expenses	113,865	129,372
Depreciation and Amortization	10,713	10,699

Total Operating Expenses	124,578	140,071

Interest Expense, Net	7,756	6,032

(Loss) Income Before Income Taxes	(25,281)	2,002
Provision for Income Taxes	224	414

Net (Loss) Income	$(25,505)	$1,588
Net Loss Attributable to Noncontrolling Interests	(155)	(109)

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	(25,350)	1,697
Less: Accretion and Dividend on Preferred Stock (c)	20,446	--

Net (Loss) Income Attributable to Elizabeth Arden Common Shareholders	$(45,796)	$1,697

As reported:
Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(1.54)	$0.06
Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(1.54)	$0.06

Basic Shares	29,781	29,679
Diluted Shares	29,781	30,288

EBITDA (a)	$(4,813)	$20,563
EBITDA margin (a)	(1.8)%	6.0%

Adjusted to exclude non-recurring costs, net of taxes (b)(c)(d):
Net Sales	$273,057	$343,609

Gross Profit	$109,769	$151,877
Gross Profit Percentage	40.2%	44.2%

Net (Loss) Income Attributable to Elizabeth Arden Common Shareholders	$(12,940)	$6,752
Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(0.43)	$0.23
Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.43)	$0.22

EBITDA (a)	$1,279	$27,132
EBITDA margin (a)	0.5%	7.9%

(a)     EBITDA is defined as net income attributable to Elizabeth Arden common shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden common shareholders, less the benefit from income taxes) plus interest expense, plus depreciation and amortization, plus net income (or net loss) attributable to noncontrolling interest, plus accretion and dividends on preferred stock. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden common shareholders (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization, preferred stock accretion or dividends or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to Elizabeth Arden brand repositioning, 2014 Performance Improvement Plan, and restructuring and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of Elizabeth Arden brand repositioning, 2014 Performance Improvement Plan, and restructuring and other non-recurring costs.

     The table below reconciles net (loss) income attributable to Elizabeth Arden common shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) attributable to Elizabeth Arden common shareholders or net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(Amounts in thousands)	Three Months Ended

	September 30, 2014	September 30, 2013

Net (loss) income attributable to Elizabeth Arden common shareholders	$(45,796)	$1,697
Plus:
Provision for income taxes	224	414
Interest expense, net	7,756	6,032
Depreciation related to cost of goods sold	1,999	1,830
Depreciation and amortization	10,713	10,699
Net loss attributable to noncontrolling interest	(155)	(109)
Accretion and dividends on preferred stock	20,446	--

EBITDA	(4,813)	20,563
Non-recurring costs (c) (d)	6,092	6,569

EBITDA as adjusted	$1,279	$27,132

The table below reconciles net cash flow used in operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Three Months Ended

	September 30, 2014	September 30, 2013

Net cash used in operating activities	$(107,875)	$(130,655)
Changes in assets and liabilities, net of acquisitions	95,564	144,786
Interest expense, net	7,756	6,032
Amortization of senior note offering and credit facility costs	(421)	(343)
Amortization of senior note premium	200	--
Provision for income taxes	224	414
Deferred income taxes	1,052	1,935
Amortization of share-based awards	(1,252)	(1,606)
Asset impairments	(61)	--

EBITDA	$(4,813)	$20,563

(b)    The table below reconciles the calculation of (i) net sales, (ii) gross profit and net (loss) income attributable to Elizabeth Arden common shareholders and (iii) net (loss) income per share attributable to Elizabeth Arden common shareholders on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Elizabeth Arden brand repositioning, 2014 Performance Improvement Plan, and restructuring other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of Elizabeth Arden brand repositioning, 2014 Performance Improvement Plan, and restructuring other non-recurring costs. The presentation in the table below of the non-GAAP information titled "Net Sales as adjusted," "Gross profit as adjusted," "Net (loss) income attributable to Elizabeth Arden common shareholders as adjusted" and "Net (loss) income per basic and diluted share attributable to Elizabeth Arden common shareholders as adjusted" is not meant to be considered in isolation or as a substitute for net sales, gross profit, net (loss) income attributable to Elizabeth Arden common shareholders or net (loss) income per basic or diluted share attributable to Elizabeth Arden common shareholders prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended

	September 30, 2014	September 30, 2013

Net Sales:
Net Sales as reported	$270,378	$343,609
Non-recurring costs (c)	2,679	--

Net Sales as adjusted	$273,057	$343,609

Gross Profit:
Gross Profit as reported	$107,053	$148,105
Non-recurring costs (c)(d)	2,716	3,772

Gross Profit as adjusted	$109,769	$151,877

Net (Loss) Income Attributable to Elizabeth Arden Common Shareholders:
Net (loss) income attributable to Elizabeth Arden common shareholders as reported	$(45,796)	$1,697
Non-recurring costs, net of tax (c) (d) (e)	32,856	5,055

Net (loss) income attributable to Elizabeth Arden common shareholders as adjusted	$(12,940)	$6,752

Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Common Shareholders:
Net (loss) income per basic share attributable to Elizabeth Arden common shareholders, as reported	$(1.54)	$0.06
Non-recurring costs, net of tax (c) (d) (e)	1.11	0.17

Net (loss) income per basic share attributable to Elizabeth Arden common shareholders, as adjusted	$(0.43)	$0.23

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Common Shareholders:
Net (loss) income per diluted share attributable to Elizabeth Arden common shareholders, as reported	$(1.54)	$0.06
Non-recurring costs, net of tax (c) (d) (e)	1.11	0.16

Net (loss) income per diluted share attributable to Elizabeth Arden common shareholders, as adjusted	$(0.43)	$0.22

(c)    For the three months ended September 30, 2014, net sales, gross profit and net loss attributable to Elizabeth Arden common shareholders include $2.7 million (pre-tax) of returns and markdowns under our 2014 Performance Improvement Plan. In addition, net loss also includes $3.4 million (pre-tax) in expenses under the 2014 Performance Improvement Plan, comprised primarily of severance and other employee-related expenses and transition costs, as well as a valuation allowance of $7.4 million against our U.S. deferred tax assets taken as a non-cash charge to income tax expense. In addition, net loss attributable to Elizabeth Arden common shareholders also includes $20.1 million of accretion for the change in redemption value related to the issuance of preferred stock in August 2014. We decided to recognize the accretion immediately and recorded the full accretion in the first quarter of fiscal 2015.

(d)    For the three months ended September 30, 2013, gross profit and net income includes $3.8 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand. In addition, net income also includes $2.4 million (pre-tax) of severance and other employee-related expenses and related transition expenses incurred with respect to the elimination of certain sales positions and other staff positions in the fall 2013, and $0.4 million (pre-tax) of non-recurring product changeover expenses related to the above mentioned repositioning.

(e)    Our effective tax rate on a reported basis for the three months ended September 30, 2014 and 2013, which is calculated as a percentage of income or loss before income taxes, was (0.9)% and 20.7%, respectively. On an adjusted basis, for the three months ended September 30, 2014 and 2013, our tax rate was 33.3% and 22.5%, respectively.

SEGMENT AND PRODUCT CATEGORY NET SALES

The table below is a comparative summary of our net sales by reportable segment for the three months ended September 30, 2014 and 2013:

(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2014	September 30, 2013	GAAP	Constant Rates (1)

Segment Net Sales:
North America	$172,359	$224,659	(23.3)%	(23.1)%
International	100,698	118,950	(15.3)%	(17.3)%

Total	$273,057	$343,609	(20.5)%	(21.1)%

Reconciliation:
Segment Net Sales	$273,057	$343,609	--	--
Less:
Unallocated sales returns and markdowns (2)	2,679	--	--	--

Net Sales	$270,378	$343,609	(21.3)%	(21.9)%

The table below is a comparative summary of our net sales by product category for the three months ended September 30, 2014 and 2013:
(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2014	September 30, 2013	GAAP	Constant Rates (1)

Product Category Net Sales:
Elizabeth Arden Brand	$100,051	$120,524	(17.0)%	(18.0)%
Celebrity, Lifestyle, Designer and Other Fragrances	170,327	223,085	(23.6)%	(24.0)%

Total	$270,378	$343,609	(21.3)%	(21.9)%

The table below is a comparative summary of our adjusted net sales by product category for the three months ended September 30, 2014 and 2013:
(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2014	September 30, 2013	GAAP	Constant Rates (1)

Product Category Net Sales:
Elizabeth Arden Brand	$102,432	$120,524	(15.0)%	(16.0)%
Celebrity, Lifestyle, Designer and Other Fragrances	170,625	223,085	(23.5)%	(23.8)%

Total	$273,057	$343,609	(20.5)%	(21.1)%

(1)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

(2) Amount for the three months ended September 30, 2014, reflects returns and markdowns under our 2014 Performance Improvement Plan.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	September 30, 2014	June 30, 2014	September 30, 2013

Cash	$50,828	$56,308	$45,152
Accounts Receivable, Net	244,470	160,806	337,530
Inventories	359,874	338,826	401,860
Property and Equipment, Net	113,372	116,806	106,815
Exclusive Brand Licenses, Trademarks and Intangibles, Net	270,941	275,004	294,541
Goodwill	31,607	31,607	31,607
Total Assets	1,143,610	1,061,653	1,319,144
Short-Term Debt	146,747	80,418	234,200
Current Liabilities	340,380	274,031	513,509
Long-Term Liabilities	410,586	411,080	285,501
Long-Term Debt	356,232	356,432	250,000
Redeemable Noncontrolling Interest	5,398	5,553	6,912
Shareholders' Equity	337,246	370,989	513,222
Working Capital	356,534	333,727	345,049

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended

	September 30, 2014	September 30, 2013

Net cash used in operating activities	$(107,875)	$(130,655)
Net cash used in investing activities	(7,305)	(16,310)
Net cash provided by financing activities	111,012	130,233
Net decrease in cash and cash equivalents	(5,480)	(16,522)

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

          The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This press release and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management's plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will" and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products, future operating or financial performance or results of current and anticipated products, sales efforts, expenses and/or cost savings, interest rates, foreign exchange rates, the outcome of contingencies such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Item 1A -- "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014:

*	our ability to implement our 2014 Performance Improvement Plan, our ability to realize the anticipated benefits of our 2014 Performance Improvement Plan and/or changes in the timing of such benefits;
*

whether we will incur higher than anticipated costs, expenses or charges related to the implementation of our 2014 Performance Improvement Plan or any additional restructuring or cost savings activities, and/or changes in the expected timing of such costs, expenses or charges;

*

decisions or actions resulting from our continued reexamination of our business, including implementing any additional restructuring activities, and the timing and amount of any costs, expenses or charges that may be incurred as a result, or the benefits anticipated to result from such decisions or actions;

*	our ability to realize benefits from the strategic investment made by affiliates of Rhône Capital L.L.C. in the Company;
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, reduction in consumer traffic or demand, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands, raw materials and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third-party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	our ability to successfully manage our inventories;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, (iii) successfully expand our geographic presence and distribution channels, and (iv) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations, preferred stock dividend requirements, and working capital requirements, and restrictive covenants in our revolving credit facility, second lien facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts and global business strategy;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets and/or the establishment of valuation allowances related thereto;

*

our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information, including our ability to successfully and cost-effectively implement the last phase of our Oracle global enterprise system;

*	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets that could result from a number of factors, including such entities' or brands' business performance or downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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